Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS FULL YEAR AND FOURTH

QUARTER FISCAL 2010 RESULTS

MEDFORD, Oregon, September 16, 2010 – Harry & David Holdings, Inc., announced today financial results for the fiscal year and fourth quarter ended June 26, 2010.

For the fiscal year ended June 26, 2010, the Company reported net sales of $426.8 million, as compared to net sales of $489.6 million for the fiscal year ended June 27, 2009. The fiscal 2010 net sales decrease of 12.8% versus fiscal 2009 reflected declines across all of the Company’s segments.

In fiscal 2010, we were challenged by softer consumer demand, which contributed to a 14.1% reduction in consolidated gross profit, to $173.9 million. Consolidated gross profit margin was 40.8% in fiscal 2010, a 50 basis point decrease from 41.3% in fiscal 2009. The 50 basis point fall was primarily related to lower overall product demand, higher delivery discounts, and the effect of lower sales volume over our fixed costs.

“Throughout fiscal 2010, we continued to experience a challenging retail environment characterized by a slowly recovering economy and cautious discretionary consumer spending,” said Steven Heyer, Chairman of the Board and Chief Executive Officer. “Despite our sales decline we were able to return to positive operating cash flow by improving our management of working capital and reducing controllable operating expenses, both of which were effective in mitigating the cash effect of our lower sales.”

For fiscal 2010, SG&A expenses decreased $33.0 million to $197.3 million. The decrease was driven primarily by lower advertising and payroll expenses and $14.1 million of lower non-cash asset impairment and other long-lived asset charges in the current fiscal year, partially offset by increased stock option expenses of $9.8 million and higher severance costs in the current fiscal year. As a percentage of net sales, SG&A was down 80 basis points year-over-year from 47.0% last year to 46.2% for fiscal 2010.

For fiscal 2010, earnings from continuing operations before net interest expense, income taxes, depreciation and amortization (“EBITDA”) was a loss of $4.5 million, compared to earnings of $7.3 million for the fiscal year ended June 27, 2009. The decline in EBITDA was primarily attributable to the $15.4 million gain on debt repurchases that benefited EBITDA in fiscal 2009, partially offset by a lower operating loss in the current year.

The pre-tax loss from continuing operations for fiscal 2010 was $41.8 million compared to $34.6 million reported in fiscal 2009, and the net loss from continuing operations was $40.0 million in fiscal 2010 versus $19.7 million in the prior year. Net loss from consolidated operations, which includes discontinued operations, was $39.2 million in fiscal 2010 and reflected an effective tax rate of 3.2%, compared to a net loss from consolidated operations of $20.2 million and an effective tax rate of 43.0% in fiscal 2009. Our effective tax rate in fiscal 2010 was impacted by the recording of a non-cash charge related to a valuation allowance of approximately $15 million against our deferred tax assets. The valuation allowance charge did not impact our cash tax payments in the fiscal year.

Inventory was $35.5 million at June 26, 2010, versus $44.7 million at June 27, 2009. The 20.6% decrease in inventory was primarily due to a combination of improved inventory planning and lower overall production.

Net sales for the 13-week period ended June 26, 2010 decreased 13.0% to $47.3 million, compared to $54.4 million for the same period last year. During the fourth fiscal quarter, we experienced lower Direct Marketing net sales which fell by $3.4 million and a decline in Stores segment net sales, which fell by $4.0 million, partially offset by $0.4 million of higher sales in our Wholesale segment. The timing of Easter, which occurred earlier in the fourth quarter this year versus last year, contributed to the lower sales performance in combination with soft Mother’s Day sales. We also had 13 fewer stores in operation in the fourth quarter of fiscal 2010 as compared to the same period of fiscal 2009.

In the fourth quarter of fiscal 2010 our gross profit declined by $7.5 million over the prior comparable period, and consolidated gross profit margin was 19.9% in fiscal 2010, a decrease from 31.1% in fiscal 2009. The declines were primarily related to the combined impacts of lower overall product demand, higher inventory write-offs and the effect of lower sales volume over our fixed costs.

For the fourth quarter of fiscal 2010, EBITDA was a loss of $25.4 million, compared to a loss of $19.1 million in the same period of fiscal 2009. The increase in EBITDA loss was primarily attributable to the impact of lower sales and higher inventory write-offs, partially offset by slightly lower SG&A expenses.

The pre-tax loss from continuing operations for the fourth quarter of fiscal 2010 was $34.2 million, compared to a pre-tax loss of $28.7 million reported in the same period of fiscal 2009.

For the quarter ended June 26, 2010, the Company’s net loss, which includes discontinued operations, was $21.2 million and reflected an effective tax rate of 35.6%, compared to a net loss of $17.3 million and an effective tax rate of 42.4% for the quarter ended June 27, 2009.

As of June 26, 2010 we had $18.7 million in cash, cash equivalents and short-term investments, versus $15.4 million as of June 27, 2009, representing an increase of $3.3 million. The increase was primarily due to cash provided by operating activities from continuing operations in fiscal 2010 of $4.3 million, reduced by capital spending of $2.2 million and capital lease payments of $0.1 million, partially offset by stock option proceeds totaling $0.1 million. Cash provided by investing activities from discontinued operations in fiscal 2010 was $1.3 million, which consisted of proceeds from the sale of certain land use rights.

As of June 26, 2010, we had no borrowings outstanding and $1.2 million in letters of credit outstanding under the revolving credit facility. As a result of an amendment to our credit facility in July 2010, the size of the facility was reduced to $105 million. The maximum available borrowings under the revolving credit facility are determined in accordance with our asset-based debt limitation formula. Total available borrowings at June 26, 2010, were approximately $0. As a result of the cyclical nature of our business, our asset-based debt limitation formula has historically limited our borrowing ability from January to July and borrowing availability has significantly increased from August through December.

The Company’s audited consolidated financial statements for the fiscal year ended June 26, 2010 are expected to be filed with the SEC in our annual report on Form 10-K on or about September 16, 2010.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, fluctuations in energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. You can shop our products online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com, or visit one of our 125 stores across the country.

Contacts for Harry & David Holdings, Inc:

Investor Contact	Media Contact
Ed Dunlap, SVP & CFO	Gail Simon, VP- Brand Marketing & Communications
edunlap@harryanddavid.com	gsimon@harryanddavid.com
(541) 864-2164	(541) 261-9719

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands)

	June 26, 2010	June 27, 2009
Assets
Current assets
Cash and cash equivalents	$13,730	$15,395
Short-term investments	4,999	—
Trade accounts receivable, net	936	1,466
Other receivables	834	2,062
Inventories	35,527	44,738
Deferred catalog expenses	2,286	2,657
Deferred income taxes	2,173	5,230
Other current assets	3,754	4,862

Total current assets	64,239	76,410
Fixed assets, net	128,391	145,477
Goodwill	12,236	12,236
Intangibles, net	32,376	33,057
Deferred financing costs, net	3,603	5,975
Deferred income taxes	—	1,423
Other assets	2,369	2,114

Total assets	$243,214	$276,692

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$15,083	$11,171
Accrued payroll and benefits	14,673	14,105
Income taxes payable	1,860	13,643
Deferred revenue	14,014	16,317
Accrued interest	4,426	4,485
Other accrued liabilities	3,194	2,980
Current portion of capital lease obligations	309	147

Total current liabilities	53,559	62,848
Long-term debt and capital lease obligations	198,362	198,671
Accrued pension liability	29,851	27,364
Deferred income taxes	5,116	—
Other long-term liabilities	9,871	9,591

Total liabilities	296,759	298,474

Commitments and contingencies
Stockholders’ deficit
Common stock	10	10
Additional paid-in capital	17,062	6,673
Accumulated other comprehensive loss, net of tax	(12,719)	(9,795)
Accumulated deficit	(57,898)	(18,670)

Total stockholders’ deficit	(53,545)	(21,782)

Total liabilities and stockholders’ deficit	$243,214	$276,692

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands)

	Quarter ended June 26, 2010	Quarter ended June 27, 2009	Year ended June 26, 2010	Year ended June 27, 2009
Net sales	$47,286	$54,351	$426,774	$489,596
Cost of goods sold	37,854	37,465	252,850	287,167

Gross profit	9,432	16,886	173,924	202,429

Operating expenses:
Selling, general and administrative	38,859	39,629	196,322	229,335
Selling, general and administrative – related party	250	250	1,000	1,000

	39,109	39,879	197,322	230,335

Operating loss	(29,677)	(22,993)	(23,398)	(27,906)

Other (income) expense:
Interest income	(7)	5	(61)	(241)
Interest expense	4,610	4,782	18,903	21,476
Gain on debt prepayment	—	—	—	(15,416)
Other (income) expense, net	(62)	919	(478)	869

	4,541	5,706	18,364	6,688

Loss from continuing operations before income taxes	(34,218)	(28,699)	(41,762)	(34,594)
Benefit for income taxes	(12,222)	(12,177)	(1,769)	(14,861)

Net loss from continuing operations	(21,996)	(16,522)	(39,993)	(19,733)

Discontinued operations:
Gain (loss) associated with the sale of Jackson & Perkins	1,250	(1,478)	1,250	(1,414)
Operating income on discontinued operations	—	147	—	632
Provision (benefit) for income taxes on discontinued operations	485	(551)	485	(336)

Net income (loss) from discontinued operations	765	(780)	765	(446)

Net loss	$(21,231)	$(17,302)	$(39,228)	$(20,179)

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

	Quarter ended June 26, 2010	Quarter ended June 27, 2009	Year ended June 26, 2010	Year ended June 27, 2009
Operating activities
Net loss	$(21,231)	$(17,302)	$(39,228)	$(20,179)
Less: Net income (loss) from discontinued operations	765	(780)	765	(446)

Net loss from continuing operations	(21,996)	(16,522)	(39,993)	(19,733)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization of fixed assets	4,203	4,791	17,768	19,179
Amortization of intangible assets	29	59	681	1,456
Amortization of deferred financing costs	593	593	2,372	2,435
Stock option compensation expense	414	126	10,317	482
Loss on disposal and impairment of fixed assets and other long-lived assets	7	1,186	922	15,045
Amortization of deferred pension loss	292	277	1,326	1,695
Gain on short-term investments	(7)	—	(7)	(64)
Deferred income taxes	1,489	(4,165)	11,307	(3,213)
Gain on debt prepayment	—	—	—	(15,416)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	1,789	2,720	1,758	(277)
Inventories	(4,609)	(3,372)	9,211	10,369
Deferred catalog expenses and other assets	2,853	6,901	1,224	7,870
Accounts payable	6,871	872	3,912	(7,966)
Accrued liabilities	1,164	1,234	1,528	(4,248)
Income taxes	(13,864)	(5,717)	(12,268)	(9,967)
Accrued pension liability	(608)	333	(3,474)	(1,789)
Deferred revenue	(7,169)	(6,180)	(2,303)	(755)

Net cash provided by (used in) operating activities from continuing operations	(28,549)	(16,864)	4,281	(4,897)
Net cash provided by (used in) operating activities from discontinued operations	—	(157)	—	724

Net cash provided by (used in) operating activities	(28,549)	(17,021)	4,281	(4,173)

Investing activities
Acquisition of fixed assets	(649)	(673)	(2,190)	(6,678)
Acquisition of businesses	—	—	—	(8,509)
Proceeds from the sale of fixed assets	1	3	61	22
Purchases of held-to-maturity securities	3	—	(4,992)	—
Proceeds from income on available-for-sale securities	—	—	—	10,097
Proceeds from the sale of held-to-maturity securities	—	—	—	5,000

Net cash used in investing activities from continuing operations	(645)	(670)	(7,121)	(68)
Net cash provided by investing activities from discontinued operations	1,250	—	1,250	—

Net cash provided by (used in) investing activities	605	(670)	(5,871)	(68)

Financing activities
Borrowings of revolving debt	—	—	85,000	113,000
Repayments of revolving debt	—	—	(85,000)	(113,000)
Repayments of long-term debt	—	—	—	(20,366)
Repayments of capital lease obligations	—	(495)	(147)	(790)
Proceeds from exercise of stock options	72	—	72	—

Net cash provided by (used in) financing activities from continuing operations	72	(495)	(75)	(21,156)

Decrease in cash and cash equivalents	(27,872)	(18,186)	(1,665)	(25,397)
Cash and cash equivalents, beginning of period	41,602	33,581	15,395	40,792

Cash and cash equivalents, end of period	$13,730	$15,395	$13,730	$15,395

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA from Continuing Operations to Net Cash Provided by (Used in) Operating Activities

(In Thousands)

	Quarter ended June 26, 2010	Quarter ended June 27, 2009	Year ended June 26, 2010	Year ended June 27, 2009
Net loss from continuing operations	$(21,996)	$(16,522)	$(39,993)	$(19,733)
Interest expense, net from continuing operations	4,603	4,787	18,842	21,235
Benefit for income taxes from continuing operations	(12,222)	(12,177)	(1,769)	(14,861)
Depreciation and amortization from continuing operations	4,232	4,850	18,449	20,635

EBITDA from continuing operations	$(25,383)	$(19,062)	$(4,471)	$7,276
Interest expense, net from continuing operations	(4,603)	(4,787)	(18,842)	(21,235)
Benefit for income taxes from continuing operations	12,222	12,177	1,769	14,861
Amortization of deferred financing costs	593	593	2,372	2,435
Stock option compensation expense	414	126	10,317	482
Loss on disposal and impairment of fixed assets and other long-lived assets	7	1,186	922	15,045
Gain on short-term investments	(7)	—	(7)	(64)
Deferred income taxes	1,489	(4,165)	11,307	(3,213)
Amortization of deferred pension loss	292	277	1,326	1,695
Gain on debt prepayment	—	—	—	(15,416)
Changes in operating assets and liabilities from continuing operations	(13,573)	(3,209)	(412)	(6,763)

Net cash provided by (used in) operating activities from continuing operations	(28,549)	(16,864)	4,281	(4,897)
Net cash provided by (used in) operating activities from discontinued operations	—	(157)	—	724

Net cash provided by (used in) operating activities	$(28,549)	$(17,021)	$4,281	$(4,173)

Because each of the different items of expense and/or income set forth below are not included in each period presented, net loss and EBITDA from continuing operations for fiscal 2010 and 2009 may not be comparable, and may not be indicative of future results.

Fiscal quarter ended June 26, 2010, net loss and EBITDA from continuing operations included:

•	$1,163 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$1,115 in severance and re-organization payroll and benefits;

•	$520 in certain recruiting and relocation expenses;

•	$414 of non-cash stock option compensation expenses;

•	$366 loss on legal settlement;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$72 related to store closure expenses and lease termination costs for our Eugene, Oregon call center;

•	$25 of expenses related to uncertain tax positions; and

•	$7 loss on impairment and disposal of fixed assets and other long-lived assets, net.

Fiscal quarter ended June 27, 2009, net loss and EBITDA from continuing operations included:

•	$1,050 of non-cash impairment charges of intangible assets and write-offs of abandoned capital projects;

•	$691 of severance related expenses;

•	$625 of expenses related to uncertain tax positions;

•	$453 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$325 of expenses related to the write down of a cost basis investment;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$136 loss on disposal of fixed assets;

•	$102 of amortization and integration expenses related to our acquisitions; and

•	$41 of certain relocation and recruitment charges.

Fiscal year ended June 26, 2010, net loss and EBITDA from continuing operations included:

•	$10,317 of non-cash stock option compensation expenses;

•	$7,074 in severance and re-organization payroll and benefits;

•	$1,904 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$1,000 of fees paid to Wasserstein and Highfields under the management agreement;

•	$922 loss on impairment and disposal of fixed assets and other long-lived assets, net;

•	$686 in certain recruiting and relocation expenses;

•	$414 related to pension settlement expense;

•	$405 gain on insurance premium refund from prior years;

•	$350 related to store closure expenses and lease termination costs for our Eugene, Oregon call center;

•	$110 of state net worth tax adjustments;

•	$99 gain related to uncertain tax positions; and

•	$20 loss on legal settlement.

Fiscal year ended June 27, 2009, net loss and EBITDA from continuing operations included:

•	$15,416 net gain on repayment of long-term debt;

•	$14,855 of non-cash impairment charges and write-offs of abandoned capital projects;

•	$3,899 of inventory write-off expenses;

•	$3,693 of severance related expenses;

•	$1,789 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$1,000 of fees paid to Wasserstein and Highfields under the management agreement;

•	$820 of amortization and integration expenses related to our acquisitions;

•	$577 of expenses related to uncertain tax positions;

•	$325 of expenses related to the write down of a cost basis investment;

•	$300 of income associated with a vendor settlement;

•	$237 of certain relocation and recruitment charges;

•	$190 loss on disposal of fixed assets; and

•	$89 of expenses related to land rezoning.

EBITDA from continuing operations is defined as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year. We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.